The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 Subject to completion dated March 31, 2022.

Preliminary Pricing Supplement No. IR-128 To Product Supplement No. IR-I dated November 10, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 March 31, 2022
Financial Products
$ Contingent Coupon Securities due October 18, 2023 Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

•	The securities do not guarantee any return of principal at maturity and do not provide for the regular payment of interest.

•	The payment at maturity, if any, will be based on the spread on the Valuation Date (the “Final Spread”) between the 30-Year U.S. Dollar SOFR ICE Swap Rate (“30CMS”) and the 2-Year U.S. Dollar SOFR ICE Swap Rate (“2CMS”). Similar to a “yield curve” of fixed rates and varying maturities, the Final Spread is a general measure of expected longer term rates on the Valuation Date, such as the 30CMS, relative to expected shorter term rates on the Valuation Date, such as the 2CMS. See “Information about the Reference Rate Spread, Reference Rates and SOFR” in this pricing supplement. You should not invest in the securities if you do not understand the Reference Rate Spread or if you are unwilling to lose all of your investment.

•	If a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount expected to be $12.50 (equivalent to approximately 15.00% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Contingent coupons should not be viewed as ordinary periodic interest payments.

•	At maturity, if the Final Spread is greater than or equal to the Barrier Rate Level, investors will receive the principal amount of the securities they hold. However, if the Final Spread is less than the Barrier Rate Level, investors will be exposed to the negative Final Spread. If the Final Spread is less than the Barrier Rate Level of –0.50%, you will lose some or all of your investment.

•	Senior unsecured obligations of Credit Suisse maturing October 18, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about April 13, 2022 (the “Trade Date”), and the securities are expected to settle on or about April 18, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 11 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $950 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $900 and $950 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

April , 2022

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch

Reference Rates:	30CMS and 2CMS

Reference Rate Spread:	The Reference Rate Spread, as of any date, is the spread between the 30CMS on such date and the 2CMS on such date, according to the following formula: 30CMS - 2CMS, rounded to the nearest third decimal place.

Similar to a “yield curve” of fixed rates and varying maturities, the Final Spread is a general measure of expected longer term rates on the Valuation Date, such as the 30CMS, relative to expected shorter term rates on the Valuation Date, such as the 2CMS. Accordingly, if you believe that longer term rates, including the 30CMS, will decline on the Valuation Date relative to shorter term rates, including the 2CMS, on the Valuation Date (similar to a “flattening” or “inversion” of a “yield curve”) then you should not invest in the securities. In addition, you should not invest in the securities if you do not understand the Reference Rates and the factors that may influence the levels of the Reference Rates. See “Selected Risk Considerations — Risks Relating to the Reference Rates — The Reference Rates may not reflect short-term and long-term interest rates and many complex economic factors may influence the Reference Rates” and “Information about the Reference Rate Spread, Reference Rates and SOFR” in this pricing supplement.

30CMS:	The 30-Year U.S. Dollar SOFR ICE Swap Rate is, on any U.S. Government Securities Business Day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 30-year maturity, expressed as a percentage, that references the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), as reported on its Designated Reference Rate Page as of approximately 11:00 a.m., New York City time, on that day, as determined by the Calculation Agent.
2CMS:	The 2-Year U.S. Dollar SOFR ICE Swap Rate is, on any U.S. Government Securities Business Day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 2-year maturity, expressed as a percentage, that references SOFR (compounded in arrears for twelve months using standard market conventions), as reported on its Designated Reference Rate Page as of approximately 11:00 a.m., New York City time, on that day, as determined by the Calculation Agent.
Designated Reference Rate Page:

The “Designated Reference Rate Page” is:

•    Bloomberg Screen USISSO30 Page (or such other page as may replace that page on such service) with respect to 30CMS; and

•    5Bloomberg Screen USISSO02 Page (or such other page as may replace that page on such service) with respect to 2CMS.

Each Reference Rate will be subject to the corrections, if any, reported on its Designated Reference Rate Page within one hour of the time that rate was first displayed on such source.

Fallback Provisions:

Unless the Calculation Agent uses a substitute or successor Reference Rate as provided below, if the Calculation Agent determines that a Reference Rate is not reported on its Designated Reference Rate Page as of approximately 11:00 a.m., New York City time, on any day on which a Reference Rate must be determined, such Reference Rate for that day will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

If the Calculation Agent determines, on any day on which a Reference Rate must be determined, that such Reference Rate has been discontinued, then the Calculation Agent will use a substitute or successor Reference Rate that it has determined in its sole discretion is most comparable to the discontinued Reference Rate, provided that if the Calculation Agent determines there is an industry-accepted successor Reference Rate, then the Calculation Agent shall use such successor Reference Rate. If the Calculation Agent has determined a substitute or successor Reference Rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the applicable Business Days and the determination dates to be used, and any other relevant methodology for calculating such substitute or successor Reference Rate, including any adjustments needed to make such substitute or successor Reference Rate comparable to the predecessor Reference Rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor Reference Rate.

Contingent Coupons:

If a Coupon Barrier Event has not occurred on an Observation Date, we will pay the Contingent Coupon Amount on the immediately following Contingent Coupon Payment Date. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. If any Contingent Coupon Payment Date is not a Business Day, the contingent coupon will be payable on the first following Business Day, unless that Business Day falls in the next calendar month, in which case payment will be made on the first preceding Business Day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the Business Day immediately preceding the applicable Contingent Coupon Payment Date, provided that the contingent coupon payable on the Maturity Date will be payable to the person to whom the Redemption Amount is payable.

Contingent Coupon Amount:	Expected to be $12.50 (equivalent to approximately 15.00% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities

Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the Reference Rate Spread on such Observation Date is less than the Coupon Barrier Level.

Coupon Barrier Level:	–0.50%

Redemption Amount:	At maturity, for each $1,000 principal amount of securities you hold, you will receive a Redemption Amount in cash that will equal:
$1,000 × Spread Return
Any payment on the securities is subject to our ability to pay our obligations as they become due.

Spread Return:	•	If the Final Spread is greater than or equal to the Barrier Rate Level, the Spread Return will equal one. Therefore, the maximum Redemption Amount on the securities will equal $1,000 per $1,000 principal amount of securities.

•	If the Final Spread is less than the Barrier Rate Level, the Spread Return will equal the greater of (i) zero and (ii) an amount calculated as follows:
1 – [100 x (Barrier Rate Level – Final Spread)]
In no event, however, will the Spread Return be less than 0. If the Final Spread is less than the Barrier Rate Level of –0.50%, you will lose some or all of your investment. You should not invest in the securities if you do not understand the Reference Rate Spread or if you are unwilling to lose all of your investment.

Barrier Rate Level:	–0.50%

Final Spread:	The Reference Rate Spread on the Valuation Date.

Valuation Date:	October 13, 2023. In the event that the scheduled Valuation Date is not a U.S. Government Securities Business Day, the Valuation Date will be the immediately following U.S. Government Securities Business Day.

Maturity Date:	October 18, 2023, subject to postponement if the scheduled Valuation Date is not a U.S. Government Securities Business Day and as set forth in any accompanying product supplement under “Description of the Securities—Maturity date.” If the Valuation Date is postponed because the scheduled Valuation Date is not a U.S. Government Securities Business Day, then the Maturity Date will be postponed to the fifth Business Day following the Valuation Date as so postponed. If the Maturity Date is not a Business Day, the Redemption Amount will be payable on the first following Business Day, unless that Business Day falls in the next calendar month, in which case payment will be made on the first preceding Business Day.

Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

U.S. Government Securities Business Day:	Any day, except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	Any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York are generally authorized or obligated by law or executive order to close.

Calculation Agent:	Credit Suisse International

CUSIP:	22553PR92

Key Dates:

Each Observation Date and Contingent Coupon Payment Date is set forth in the table below. In the event that a scheduled Observation Date is not a U.S. Government Securities Business Day, such Observation Date will be the immediately following U.S. Government Securities Business Day. The Contingent Coupon Payment Dates are subject to adjustment in accordance with the modified following Business Day convention, as set forth in any accompanying product supplement under “Description of the Securities—Business day convention.”

Observation Dates	Contingent Coupon Payment Dates
May 13, 2022	May 18, 2022
June 15, 2022	June 21, 2022
July 13, 2022	July 18, 2022
August 15, 2022	August 18, 2022
September 14, 2022	September 19, 2022
October 13, 2022	October 18, 2022
November 15, 2022	November 18, 2022
December 14, 2022	December 19, 2022
January 12, 2023	January 18, 2023
February 15, 2023	February 21, 2023
March 15, 2023	March 20, 2023
April 13, 2023	April 18, 2023
May 15, 2023	May 18, 2023
June 14, 2023	June 20, 2023
July 13, 2023	July 18, 2023
August 15, 2023	August 18, 2023
September 13, 2023	September 18, 2023
Valuation Date	Maturity Date

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated November 10, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. IR-I dated November 10, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320021949/dp139998_424b2-iri.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Information about the Reference Rate Spread, Reference Rates and SOFR

The Reference Rate Spread

Payment of principal at maturity, if any, is linked to the difference, or spread, between two constant maturity swap (“CMS”) rates of different maturities—30CMS and 2CMS.  Similar to a “yield curve” of the yield on fixed rate instruments of varying maturities, the relationship between CMS rates of different maturities may be depicted by a curve on a graph that plots maturities on the x-axis and the applicable CMS rate on the y-axis. The graphs below illustrate hypothetical CMS rate curves and do not represent any actual CMS rate curve.

In normal market conditions, longer-term CMS rates are typically greater than shorter-term CMS rates, as illustrated in the first graph above. However, CMS rates do not always exhibit this relationship and, at times, longer-term CMS rates may be less than short-term CMS rates, as illustrated in the second graph above. If the 30CMS is less than the 2CMS by more than 0.50% on the Valuation Date, the Final Spread will be less than the Barrier Rate Level and you will lose some or all of your investment.

Because the securities are linked to the spread between the 30CMS and the 2CMS, or the “Reference Rate Spread,” the Redemption Amount, if any, will depend on the CMS rate curve on the Valuation Date. If the CMS rate curve is upward sloping, flat or downward sloping as of the Valuation Date, such that the spread between the 30CMS and the 2CMS is greater than the Barrier Rate Level, you will receive your principal at maturity.  You will not capture at maturity any increase in the steepness or appreciation in the 30CMS relative to the 2CMS.  Conversely, if the CMS rate curve is inverted as of the Valuation Date, such that the spread between 30CMS and 2CMS becomes negative by more than the Barrier Rate Level, you will lose a significant amount, and potentially all, of your investment. You should not invest in the securities if you do not understand the Reference Rate Spread, the CMS rate curve or have no view on long-term rates relative to short-term rates as of the Valuation Date.

The Reference Rate Spread is influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the payment on the securities will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities differently. For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the Reference Rate Spread will decrease. Conversely, if CMS rates decrease generally but shorter-term rates decrease by more than longer-term rates, the Reference Rate Spread will increase.

Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the Reference Rate Spread. In that event, the payment at maturity may be significantly less than the principal amount of the securities. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the Reference Rate Spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors.

The Reference Rates

A CMS rate for a given maturity is the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with that given maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. For additional information about SOFR, see “―The Secured Overnight Financing Rate (“SOFR”)” below.

In general, the 30CMS is a market indicator of long-term interest rates and the 2CMS is a market indicator of short-term interest rates.  However, there may be other, more accurate or more stable, indications of long-term and short-term interest rates.  In addition, many complex economic factors may influence CMS rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by the applicable CMS rate;

•	current market expectations about inflation over the period of time relevant to the applicable CMS rate;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

•	general credit and economic conditions in U.S. and global markets.

You should not invest in the securities if you do not understand CMS rates.

The Secured Overnight Financing Rate (“SOFR”)

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of

SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

Hypothetical Redemption Amounts at Maturity

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of the Reference Rate Spread and, in the case of Table 2, total contingent coupons over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below assume that (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $12.50 per $1,000 principal amount of securities will be paid on the immediately following Contingent Coupon Payment Date and (ii) the Barrier Rate Level is –0.50%. The actual Contingent Coupon Amount and Barrier Rate Level will be determined on the Trade Date. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities will depend on the number of Coupon Barrier Events that have occurred over the term of the securities and on the Final Spread. It is not possible to predict how many Coupon Barrier Events will occur, if any, or whether or by how much the Final Spread will be less than the Barrier Rate Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts

Final Spread	Spread Return	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
1%	1	$1,000
0.90%	1	$1,000
0.80%	1	$1,000
0.70%	1	$1,000
0.60%	1	$1,000
0.50%	1	$1,000
0.40%	1	$1,000
0.30%	1	$1,000
0.20%	1	$1,000
0.10%	1	$1,000	(See Table 2 below)
0%	1	$1,000
–0.10%	1	$1,000
–0.20%	1	$1,000
–0.30%	1	$1,000
–0.40%	1	$1,000
–0.50%	1	$1,000
–0.51%	0.99	$990
–0.60%	0.90	$900
–0.70%	0.80	$800
–0.80%	0.70	$700
–0.90%	0.60	$600
–1.00%	0.50	$500
–1.10%	0.40	$400
–1.20%	0.30	$300
–1.30%	0.20	$200
–1.40%	0.10	$100
–1.50%	0	$0
–1.75%	0	$0

TABLE 2: The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$225.00
A Coupon Barrier Event occurs on 1 Observation Date	$212.50
A Coupon Barrier Event occurs on 2 Observation Dates	$200.00
A Coupon Barrier Event occurs on 3 Observation Dates	$187.50
A Coupon Barrier Event occurs on 4 Observation Dates	$175.00
A Coupon Barrier Event occurs on 5 Observation Dates	$162.50
A Coupon Barrier Event occurs on 6 Observation Dates	$150.00
A Coupon Barrier Event occurs on 7 Observation Dates	$137.50
A Coupon Barrier Event occurs on 8 Observation Dates	$125.00
A Coupon Barrier Event occurs on 9 Observation Dates	$112.50
A Coupon Barrier Event occurs on 10 Observation Dates	$100.00
A Coupon Barrier Event occurs on 11 Observation Dates	$87.50
A Coupon Barrier Event occurs on 12 Observation Dates	$75.00
A Coupon Barrier Event occurs on 13 Observation Dates	$62.50
A Coupon Barrier Event occurs on 14 Observation Dates	$50.00
A Coupon Barrier Event occurs on 15 Observation Dates	$37.50
A Coupon Barrier Event occurs on 16 Observation Dates	$25.00
A Coupon Barrier Event occurs on 17 Observation Dates	$12.50
A Coupon Barrier Event occurs on 18 Observation Dates	$0.00

The total payment on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons on the securities.

The following examples illustrate how the Redemption Amount (excluding contingent coupons) is calculated.

Example 1: Example 1 assumes the Final Spread is 0.20%. Because the Final Spread is greater than or equal to the Barrier Rate Level, at maturity you would receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 2: Example 2 assumes the Final Spread is –0.40%. Because the Final Spread is greater than or equal to the Barrier Rate Level, at maturity you would receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: Example 3 assumes the Final Spread is –0.80%. Because the Final Spread is less than the Barrier Rate Level, the Redemption Amount is calculated as follows:

Spread Return	=	greater of (i) 0 and (ii) 1 – [100 x (-0.50% – -0.80%)]
	=	greater of (i) 0 and (ii) 1 – [100 x 0.30%]
	=	greater of (i) 0 and (ii) 1 – 0.30
	=	greater of (i) 0 and (ii) 0.70
	=	0.70
Redemption Amount	=	$1,000 × (Spread Return)
	=	$1,000 × 0.70
	=	$700

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

•	IF THE FINAL SPREAD IS LESS THAN THE BARRIER RATE LEVEL, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT — If the 30CMS is less than the 2CMS by more than 0.50% on the Valuation Date, the Final Spread will be less than the Barrier Rate Level and you will lose some or all of your investment. Furthermore, if the Final Spread is equal to or less than –1.50%, you will lose your entire investment.

•	IF THE FINAL SPREAD IS LESS THAN THE BARRIER RATE LEVEL, SMALL DIFFERENCES BETWEEN THE 30CMS AND THE 2CMS WILL RESULT IN A SIGNIFICANT LOSS OF YOUR INVESTMENT — You should be aware that a Final Spread that is negative by only a small percentage point can result in significant or complete loss of your investment. For example, a Final Spread of –1.20% represents a 70% loss on the securities whereas a Final Spread of –0.60% represents a 10% loss on the securities despite being only a 0.60 percentage point difference in the Final Spread.

•	THE RETURN ON THE SECURITIES IS BASED ON MOVEMENTS IN THE REFERENCE RATE SPREAD — The Redemption Amount will depend on movements in the Reference Rate Spread, which reflects the difference between 30CMS and 2CMS. If the 30CMS decreases and/or the 2CMS increases sufficiently such that the Final Spread is less than the Barrier Rate Level, investors will be exposed to the negative Final Spread. The Reference Rate Spread can decline when 30CMS depreciates, when 2CMS appreciates, or even when both 30CMS and 2CMS appreciate or depreciate. Any appreciation in 2CMS or depreciation in 30CMS can have a substantial negative effect on the value of the securities.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY — The securities will not pay more than the principal amount, plus the final contingent coupon, if any, at maturity, regardless of the movement of the Reference Rate Spread. Even if the Final Spread is greater than the Barrier Rate Level, assuming the securities are held to maturity, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the securities, if any, will depend on the movement of the Reference Rate Spread during the term of the securities and the number of Coupon Barrier Events that occur. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Accordingly, if a Coupon Barrier Event has occurred on every Observation Date, you will not receive any contingent coupons during the term of the securities. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	CONTINGENT COUPONS, IF ANY, ARE PAID ON A PERIODIC BASIS AND ARE BASED SOLELY ON THE REFERENCE RATE SPREAD ON THE SPECIFIED OBSERVATION DATES — Whether the contingent coupon will be paid with respect to an Observation Date will be based on the Reference Rate Spread on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant period. Moreover, because the contingent coupon is based solely on the Reference Rate Spread on a specific Observation Date, if the Reference Rate Spread is less than the Coupon Barrier Level on an Observation Date, you will not receive any contingent coupon with respect to such Observation Date, even if the level was higher on other days during the relevant period.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH GREATER EXPECTED VOLATILITY OF THE REFERENCE RATE SPREAD AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the Reference Rate Spread. The greater the expected volatility with respect to the Reference Rate Spread on the Trade Date, the higher the expectation as of the Trade Date that the Reference Rate Spread could be less than (i) the Coupon Barrier Level on any Observation Date or (ii) the Barrier Rate Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Level or Barrier Rate Level) than for similar securities linked to the performance of a reference rate spread with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, a relatively lower Coupon Barrier Level or Barrier Rate Level may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Reference Rate Spread can change significantly over the term of the securities. The Reference Rate Spread for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Rate Spread and the potential to lose a significant amount of your principal at maturity.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Additionally, even under our intended characterization of the securities there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss. An ordinary loss recognized by an individual might, among other things, be a non-deductible “miscellaneous itemized deduction.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Reference Rates

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE REFERENCE RATES — It is impossible to predict whether the Reference Rates will rise or fall. Movements in the Reference Rates may be correlated or uncorrelated, and such correlation (or lack thereof) could have an adverse effect on your return on the securities. The correlation of the Reference Rates represents a statistical measurement of the degree to which the changes in the Reference Rates are similar to each other over a given period of time. The correlation between the Reference Rates is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., both Reference Rates are increasing together or decreasing together and the ratio of their daily changes has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the Reference Rates) and -1.0 indicating perfect negative correlation (i.e., as one Reference Rate increases, the other Reference Rate decreases and the ratio of their daily changes has been constant).

The lower (or more negative) the correlation between the Reference Rates, the less likely it is that the Reference Rates will move in the same direction. For example, the Reference Rate Spread will decline if (i) the 30CMS decreases or remains constant while the 2CMS increases or (ii) the 30CMS decreases while the 2CMS increases or remains constant. However, even if the Reference Rates move in the same direction (i.e., exhibit a positive correlation), if (i) the 2CMS increases by more than the 30CMS increases or (ii) the 30CMS decreases by more than the 2CMS decreases, the Final Spread could be less than the Barrier Rate Level. Any of these scenarios increases the likelihood that the Final Spread will be less than the Barrier Rate Level, which results in a greater potential for a loss of some or all of your principal at maturity. As a result, you are not only taking market risk on each Reference Rate, you are also taking a risk relating to the relationship (or lack thereof) between the Reference Rates.

•	THE REFERENCE RATES MAY NOT REFLECT SHORT-TERM AND LONG-TERM INTEREST RATES AND MANY COMPLEX ECONOMIC FACTORS MAY INFLUENCE THE REFERENCE RATES — The market generally views the 30CMS as a general indicator of long-term interest rates and the 2CMS as a general indicator of short-term interest rates. However, there may be other more accurate or stable indications of short-term and long-term interest rates. In addition, the calculation of the Reference Rates is complex and many complex economic factors may influence the levels of the Reference Rates, including:

o	the monetary policies of the Federal Reserve Board;

o	current market expectations about future interest rates over the period of time covered by the applicable Reference Rate;

o	current market expectations about inflation over the period of time relevant to the applicable Reference Rate;

o	the volatility of the foreign exchange markets;

o	the availability of relevant hedging instruments;

o	supply and demand for overnight U.S. Treasury repurchase agreements; and

o	general credit and economic conditions in U.S. and global markets.

As a result, you should not invest in the securities if you do not understand the Reference Rates and the factors that may influence the levels of the Reference Rates over the term of the securities.

•	THE REFERENCE RATES AND SOFR HAVE LIMITED HISTORIES AND FUTURE PERFORMANCE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE — The publication of the Reference Rates began in November 2021, and, therefore, they have limited histories. ICE Benchmark Administration (“IBA”) launched the Reference Rates for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from the U.S. dollar London Interbank Offered Rate (“LIBOR”). However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and swap rates published by IBA that reference LIBOR (“LIBOR ICE Reference Rates”) will have no bearing on the performance of SOFR, the Reference Rates or the Reference Rate Spread.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the Reference Rate Spread, the Reference Rates and SOFR cannot be predicted based on the limited historical performance. The levels of the Reference Rate Spread, the Reference Rates and SOFR during the term of the securities may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the Reference Rate Spread, the Reference Rates and SOFR, such as correlations, may change in the future. While some pre-publication historical SOFR data has been released by the FRBNY, production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of the Reference Rate Spread, the Reference Rates or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Reference Rate Spread, the Reference Rates or SOFR. Changes in the levels of SOFR will affect the Reference Rates and, therefore, the Reference Rate Spread. This will in turn affect the return on the securities and the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR, the Reference Rates or the Reference Rate Spread will be positive.

•	ANY FAILURE OF SOFR TO MAINTAIN MARKET ACCEPTANCE COULD ADVERSELY AFFECT THE SECURITIES — SOFR may fail to maintain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Further, other index providers are developing products that are perceived as competing with SOFR. It is possible that market participants will prefer one of these competing products and that such competing products may become more widely accepted in the marketplace than SOFR. To the extent market acceptance for SOFR as a benchmark for floating-rate notes declines, the return on and value of the securities and the price at which investors can sell the securities in the secondary market could be adversely affected. Investors in securities linked to SOFR, one or more SOFR-based swap rates or the spread between two SOFR-based swap rates may not be able to sell those securities at all or may not be able to sell those securities at prices that will provide them with a yield comparable to similar investments that continue to have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

•	THERE IS NO GUARANTEE THAT THE REFERENCE RATES WILL BE COMPARABLE SUBSTITUTES, SUCCESSORS OR REPLACEMENTS FOR LIBOR ICE REFERENCE RATES — In November 2021, IBA launched the Reference Rates for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. Both the Reference Rates and LIBOR ICE Reference Rates are determined by reference to interest rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For the same reasons, there is no guarantee that the Reference Rates will be comparable substitutes, successors or replacements for LIBOR ICE Reference Rates.

•	THE REFERENCE RATES AND THE MANNER IN WHICH THEY ARE CALCULATED MAY CHANGE IN THE FUTURE — Interest rates and indices that are deemed to be “benchmarks,” including those in widespread and long-standing use, have been the subject of recent international, national and other regulatory scrutiny and initiatives and proposals for reform. Some of these reforms are already effective while others are still to be implemented or are under consideration. There can be no assurance that the method by which the Reference Rates are calculated will continue in their current form. Any changes in the method of calculation could reduce the Reference Rate Spread. This will have a negative impact on any payment on the securities and on the value of the securities in the secondary market.

•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO — The FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR. These changes may result in a modified calculation method for the Reference Rates, which could reduce the Reference Rate Spread. Such reduction of the Reference Rate Spread will adversely affect any payment on the securities, which may adversely affect the trading prices of the securities.

Risks Relating to the Issuer

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Reference Rates. We or our affiliates may also trade instruments related to the Reference Rates from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	THE CALCULATION AGENT, CREDIT SUISSE INTERNATIONAL, WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD ADVERSELY AFFECT THE RETURN ON AND THE MARKET VALUE OF THE SECURITIES — Unless the Calculation Agent uses a substitute or successor Reference Rate as provided below, if the Calculation Agent determines that a Reference Rate is not reported on its Designated Reference Rate Page as of approximately 11:00 a.m., New York City time, on any day on which a Reference Rate must be determined, such Reference Rate for that day will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion. Any Reference Rate determined in this manner and used in the determination of any payment on the securities may be different from the Reference Rate that would have been published on the Designated Reference Rate Page and may be different from other published rates, or other estimated rates, of the affected Reference Rate, and the Calculation Agent will have no obligation to consider your interests as an investor in the securities in making any such determination.

If the Calculation Agent determines, on any day on which a Reference Rate must be determined, that such Reference Rate has been discontinued, then the Calculation Agent will use a substitute or successor Reference Rate that it has determined in its sole discretion is most comparable to the discontinued Reference Rate, provided that if the Calculation Agent determines there is an industry-accepted successor Reference Rate, then the Calculation Agent shall use such successor Reference Rate. If the Calculation Agent has determined a substitute or successor Reference Rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the applicable Business Days and the determination dates to be used, and any other relevant methodology for calculating such substitute or successor Reference Rate, including any adjustments needed to make such substitute or successor Reference Rate comparable to the predecessor Reference Rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor Reference Rate. This could result in adverse consequences to the Reference Rates and, therefore, the Reference Rate Spread, which could adversely affect the return on and the market value of the securities. Further, there is no assurance that the characteristics of any substitute or successor Reference Rate will be similar to the Reference Rate it replaces, or that any substitute or successor Reference Rate will produce the economic equivalent of the Reference Rate it replaces. No assurance can be provided that the selection of a substitute or successor Reference Rate will not result in economic prejudice to holders of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the Reference Rate Spread, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Reference Rates;

o	the expected and actual correlation, if any, between the Reference Rates;

o	the time to maturity of the securities;

o	supply and demand for the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Rates or markets generally and which may affect the Reference Rate Spread; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Reference Rates and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Reference Rate Spread based on the levels of the Reference Rates from November 18, 2021 through March 29, 2022. The Reference Rate Spread on March 29, 2022 was -0.232%. The red line indicates the Barrier Rate Level. We obtained the historical information below from Bloomberg, without independent verification.

When reviewing the historical performance of the Reference Rate Spread, it is important to understand that a Final Spread that is negative by only a small percentage point can result in significant or complete loss of your investment. You could lose your entire investment.

You should not take the historical levels of the Reference Rates as an indication of future performance of the Reference Rates or the securities. Any historical trend in the Reference Rate Spread during any period set forth below is not an indication that the Reference Rate Spread is more or less likely to increase or decrease at any time over the term of the securities. You should note that publication of the Reference Rates began on November 18, 2021 and they therefore have limited histories.

For additional information on the Reference Rate Spread, the Reference Rates or SOFR, see “Information about the Reference Rate Spread, Reference Rates and SOFR” herein.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or disposition of a security prior to retirement, you should recognize gain or loss with respect to the securities in an amount equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you have held the security for more than one year, and short-term capital gain or loss otherwise. Because of the lack of authority addressing the tax treatment of financial instruments linked to the underlying rates or a similar underlying market measure, there is significant uncertainty regarding whether gain or loss recognized upon the retirement of a security should be treated as capital gain or loss or as ordinary income or loss. This determination could have a significant effect on the tax consequences to you of owning a security. In particular, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” While our counsel believes it would be reasonable to treat any such gain or loss as capital gain or loss, in light of the significant uncertainty regarding this issue you should consult your tax advisor regarding the character of this gain or loss. For purposes of this paragraph, amounts received on a disposition of a security (whether at retirement or prior to retirement) do not include any coupon paid at the time of disposition and may not include amounts attributable to an accrued coupon.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders

The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally impose a 30% withholding tax on “dividend equivalents”

paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Because the securities do not reference U.S. equities, in the opinion of our counsel the securities should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two Business Days after the Trade Date, purchasers who wish to transact in the securities more than two Business Days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse